INFORMATION

FOR IMMEDIATE RELEASE






              FURNITURE BRANDS INTERNATIONAL ANNOUNCES ELECTION OF
                  JOHN R. JORDAN, JR. TO ITS BOARD OF DIRECTORS


St. Louis, Missouri, June 23, 2003 - Furniture Brands International (NYSE: FBN) announced today that John R. Jordan, Jr., retired Vice Chairman of Price Waterhouse (now PricewaterhouseCoopers), has been elected to the Furniture Brands International Board of Directors.

As Vice Chairman of Price Waterhouse, Mr. Jordan, age 64, served as World Leader of the Audit and Business Advisory Services practice, a business unit of the firm with 20,000 employees in some 150 countries. In addition he led the firm's strategic planning process that culminated in a revamped worldwide strategy for the firm. He served as a member of the World Board and World Management Committee and, earlier in his career, as the Managing Partner of the St. Louis and Central Region practices of the firm. He was also a member of the U.S. Management Committee and Policy Board.

After retirement in1998, Mr. Jordan became the first administrative director of Civic Progress, an organization of Chief Executive Officers from the largest St. Louis regional companies that has as its goal the coordination of the civic initiatives of its members. He currently serves as a business consultant and is a member of the faculty of Saint Louis University, where he serves as Distinguished Lecturer in the School of Business and Administration teaching strategy and business management in the MBA program.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer of Furniture Brands said, "John Jordan has proven himself as both a business and community leader, and we are very happy that he has agreed to join our Board of Directors. I look forward to working with John and I am confident his contributions, particularly in the areas of financial reporting and auditing, will be significant."

Furniture Brands International is America's largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.